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                                                                   EXHIBIT 10.17

                       RETIREMENT AND CONSULTING AGREEMENT
                       -----------------------------------

         THIS RETIREMENT AND CONSULTING AGREEMENT (the "Consulting Agreement") is made as of the 1st day of November, 1999, by and between Robert A. Weitzel, an individual (the "Consultant"), and International Total Services, Inc., an Ohio corporation (the "Company").

         The Consultant was formerly chairman, chief executive officer and a director of the Company;

         The Consultant has certain skills and experience that the Company wants to have available to it; and

         The Company and the Consultant desire to enter into this Consulting Agreement to insure the Company of the services of the Consultant, and to establish the rights and duties of the parties.

         IN CONSIDERATION of the mutual covenants and promises herein contained, and subject to the terms and conditions herein set forth, the Consultant and the Company agree as follows:

         1.       RETIREMENT.

                  (a) Simultaneously with the effectiveness of this Consulting Agreement and as a result hereof:

                           (i) The Consultant confirms that on October 19, 1999,
                  he resigned as the chairman, chief executive officer and director of the Company and agrees to execute such additional documents as requested by the Company to evidence such resignations;

                           (ii) The employment agreement between the Consultant
                  and the Company dated as of September 27, 1997 was terminated effective October 19, 1999 and it is agreed that neither party thereto has any further obligations thereunder, with the exception of any salary or benefits accrued through October 19, 1999;

                           (iii) The Consultant delivers, or has delivered, to
                  the Company all documents, letters, notices, agreements, correspondence and similar instruments received by the Consultant in his capacity as an officer, director or employee of the Company during his employment by the Company, which were not left in the Company's office by the Consultant on October 19, 1999 and are no longer in the Consultant's control; and


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                           (iv) The Consultant executes and delivers to the
                  Company (1) that certain stock restriction agreement providing, among other things, that the Company has the right of first refusal as to any transfer of shares of Company common stock owned directly or indirectly by the Consultant and (2) that certain voting trust agreement providing, among other things, for the transfer of record ownership, and related rights, of shares of Company common stock owned directly or indirectly by the Consultant to the trustees thereunder.

                  (b) In consideration of the foregoing, the Company agrees to
         (i) pay the Consultant $300,000 upon the effectiveness of this consulting Agreement and $200,000 on January 3, 2000, (ii) pay the Consultant's legal counsel on behalf of the Consultant an amount equal to the Consultant's legal fees and expenses incurred by the Consultant in connection with the transactions contemplated by this Consulting Agreement, in an amount not to exceed $6,000, (iii) provide the Consultant, and through the Consultant to Consultant's spouse, with medical coverage under the Company's medical program through September 30, 2001 on a basis consistent with the coverage made available to the Company's officers during such period; provided, however, that: (1) the coverage provided under this sentence shall be concurrent with and not in addition to the coverage required to be made available to the Consultant under Part 6 of Title I of ERISA ("COBRA"); and (2) except as required under COBRA, the Company will use its best efforts to obtain stop-loss insurance for the coverage required to be provided under this sentence, but for any period for which such coverage cannot be obtained at commercially reasonable group stop-loss insurance rates, the Company shall not be required to provide such coverage for such period and, instead, shall pay the Consultant in cash the "applicable premium" for such coverage (as defined under COBRA) for such period, and (iv) provide the Consultant with directors' and officers' liability insurance coverage under the Company's policy through September 30, 2001 on a basis consistent with the coverage made available to the Company's officers during such period.

         2.       TERM AND DUTIES.

                  (a) The "Term of Consulting" will begin on the date of this Consulting Agreement and will continue through September 30, 2001, unless terminated as provided in Sections 4, 5, 6 or 7 of this Agreement.

                  (b) During the Term of Consulting, the Consultant will provide the Company with advice, recommendations and services concerning the business of the Company. The Consultant will meet with the Company's officers and other representatives to provide certain of the required consulting services. The Consultant will provide such consulting services for up to five days per month during the Term of Consulting.

                  (c) The Company and the Consultant acknowledge and agree that the consulting services to be provided by the Consultant under this Consulting Agreement will be performed as an independent contractor, and not as an agent or employee of the


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         Company. The parties also acknowledge and agree that with respect to any payments made to the Consultant hereunder, the Company will not:
         (i) withhold or pay FICA or other Federal, state, or local income or other taxes; or (ii) comply with or contribute to state worker's compensation, unemployment or other funds or programs. The Consultant also acknowledges that as an independent contractor the Consultant will not be given the right to participate in any employee benefit or insurance plan or any other plan or other fringe benefit which is maintained, established or provided by the Company for its employees.

         3. PAYMENT. As consideration for the obligations of the Consultant under this Consulting Agreement, during the Term of Consulting, the Company will make the following payments to the Consultant:

                  (a) The Company will pay the Consultant at the monthly rate of Twenty-five Thousand Dollars ($25,000), payable monthly on the first business day of each month from February 1, 2000 through September 1, 2001.

                  (b) The Company will promptly reimburse the Consultant for all reasonable out of pocket business expenses incurred in furtherance of the business of the Company in accordance with reimbursement policies adopted by the Company from time_to_time.

         4. EARLY TERMINATION: DEATH. Notwithstanding anything to the contrary in Section 2 hereof, if the Consultant dies during the Term of Consulting, the Term of Consulting will automatically terminate. Upon such termination, the Consultant's estate or beneficiaries will receive any payments earned and accrued prior to the date of termination and reimbursement for expenses incurred prior to the date of termination and payments of amounts due under Section 3(a) and benefits under Section 1(b)(iii) and (iv) through September 1, 2001. The parties will have no further obligation under this Agreement.

         5. EARLY TERMINATION: DISABILITY. Notwithstanding anything to the contrary in Section 2 hereof, if the Consultant by virtue of ill health or other disability has at any time been unable to perform substantially and continuously the duties assigned to the Consultant under this Agreement (i) for a period of ninety (90) calendar days out of any period of one hundred and eighty (180) consecutive calendar days during the Term of Consulting, or (ii) for an aggregate of two hundred forty (240) days out of the Term of Consulting, then the Company will have the right to terminate the Term of Consulting upon notice to the Consultant. Upon such termination, the Consultant will receive any payments earned and accrued prior to the date of termination and reimbursement for expenses incurred prior to the date of termination and payments of amounts due under Section 3(a) and benefits under Section 1(b)(iii) and (iv) through September 1, 2001. The parties will have no further obligation under this Agreement except that the Consultant will not be relieved of the Consultant's obligations under those certain provisions hereof relating to confidentiality and non-competition, as set forth in Section 8 hereof (the "Confidentiality Provisions").


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         6.       EARLY TERMINATION:  TERMINATION BY THE COMPANY.

                  (a) Notwithstanding anything to the contrary in Section 2 hereof, the Term of Consulting may be terminated by the Company by giving at least sixty (60) days' prior notice of termination to the Consultant. Upon such termination, the Consultant will be entitled to receive any payments earned and accrued prior to the date of termination and reimbursement for expenses incurred prior to the date of termination and payments of amounts due under Section 3(a) and benefits under Section 1(b)(iii) and (iv) through September 1, 2001. The parties will have no further obligation under this Agreement except that the Consultant will not be relieved of the Consultant's obligations under the Confidentiality Provisions.

                  (b) Notwithstanding the foregoing, the Company may terminate the Term of Consulting immediately upon notice (a "Breach Notice") to the Consultant of a Breach. Upon delivery of the Breach Notice, the Consultant will be entitled to receive any payments earned and accrued prior to the date of termination and reimbursement for expenses incurred prior to the date of termination (but not any additional payments or benefits, the rights to which are forfeited in the event of a termination of the Term of Consulting pursuant to this Section 6(b)). The parties will have no further obligation under this Agreement except that the Consultant will not be relieved of the Consultant's obligations under the Confidentiality Provisions. The term "Breach" will mean the Consultant's (i) conduct subsequent to the date hereof constituting a felony or like criminal conduct as determined by the Company, (ii) gross negligence or willful misconduct in the performance of his duties hereunder, (iii) breach of the Confidentiality Provisions or of the representation contained in the last sentence of Section 10 below, or (iv) breach of the voting trust agreement or stock restriction agreement, referred to in Section 1(a)(iv) above.

         7. EARLY TERMINATION: TERMINATION BY RESIGNATION OF THE CONSULTANT. Notwithstanding anything to the contrary in Section 2 hereof, the Term of Consulting may be terminated by the Consultant upon not less than sixty (60) days' notice of resignation to the Company. Upon such termination, the Consultant will be entitled to receive any payments earned and accrued prior to the date of termination and reimbursement for expenses incurred prior to the date of termination. The parties will have no further obligation under this Agreement except that the Consultant will not be relieved of the Consultant's obligations under the Confidentiality Provisions.

                  8. CONFIDENTIAL INFORMATION; NON-COMPETITION.

                  (a) The Consultant acknowledges that the Company has developed and has taken steps to protect as trade secrets certain non-public proprietary information, including that regarding customers, operations, properties and employees of the Company (collectively "Confidential Materials and Information"). In performing duties for the Company, the Consultant has been and regularly will be exposed to and work with the


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         Company's Confidential Materials and Information. The Consultant
         acknowledges that such Confidential Materials and Information are critical to the Company's success and that the Company has invested substantial money in developing the Company's Confidential Materials and Information. Until September 30, 2001, the Consultant will not reproduce, publish, disclose, divulge, discuss, use, reveal, show, or otherwise communicate to any person or entity any Confidential Materials and Information of the Company, including, without limitation, in competition with or contrary to the interests of the Company, unless specifically assigned or directed by the Company to do so or unless it will have become public knowledge (other than by acts by the Consultant or representatives of the Consultant in violation of this Agreement). The covenant in this Section 8(a) has no geographical or territorial restriction or limitation, and it applies wherever the Consultant may be located.

                  (b) Until September 30, 2001, the Consultant will not (i) actively solicit, either directly or indirectly through any third person, any other consultant or any employee of the Company to terminate his or her employment with the Company or (ii) employ, assist in employing, or otherwise associate in business with, any other consultant or any employee of the Company, without the written consent of the Company.

                  (c) Until September 30, 2001, the Consultant will not, either directly or indirectly, (i) be employed by, consult for, engage in any business for, or have any ownership interest in any business entity engaged in the business, or otherwise engage in the business, conducted by the Company (which currently includes that of aviation services and commercial security); (ii) call on, solicit or communicate with any of the Company's customers or prospects other than for the benefit of the Company; or (iii) interfere in any way with the Company's operation of its business. Ownership, for personal investment purposes only, of equity of the Company in conformance with the stock restriction agreement and the voting trust agreement referred to above or of not in excess of one percent (1%) of the voting stock of any publicly held corporation will not constitute a violation hereof.

                  (d) The Consultant agrees that whenever the Term of Consulting ends for any reason, all documents containing or referring to the Company's Confidential Materials and Information as may be in the Consultant's possession, or over which the Consultant may have control, will be delivered by the Consultant to the Company immediately, with no request being required.

                  (e) In the event the Consultant will violate any legally enforceable provision of this Section 8 as to which there is a specific time period during which he is prohibited from taking certain actions or from engaging in certain activities, as set forth in such provision, then, in such event, such violation will toll the running of such time period from the date of such violation until such violation will cease.


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                  (f) The Consultant has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Section 8, and acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of the Consultant, would not operate as a bar to the Consultant's sole means of support, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment to the Consultant.

                  (g) In addition to the forgoing, the parties agrees that this Agreement and the terms hereof are considered strictly confidential. Each of the parties acknowledges and agrees that disclosure to anyone without the express prior written consent of the other party hereto will be a breach of this Agreement and cause this Agreement (other than Sections 8 and 9) and all rights granted to the breaching party herein to be immediately terminated, null and void and extinguished without recourse. It is agreed that solely to the extent necessary to advise a party hereto regarding legal and financial matters, disclosure of the terms hereof by such party to his or its advisors, officers, directors and employees on a need to know basis (provided such advisors are advised of the confidentiality obligations relating to such information and provided the disclosing party will be responsible for any disclosure by such advisors as if made by such party) will not violate this Section 8, nor will disclosure by such party to the extent required by law, statute, rule or regulation or directed by a court or governmental agency provided in any case the disclosing party notifies the other party hereto in advance of any such disclosure. It is acknowledged that the Company shall be permitted, and it shall not be a breach of this Agreement, to disclose this Agreement and the terms hereof and to file a copy of this Agreement, as part of the Company's filing obligations under the federal securities laws and no prior written consent of the Consultant shall be required in connection therewith. It is further agreed that to the extent any term hereof is disclosed by one party in breach of this Section 8(g) (other than to a court or governmental agency under protection of an appropriate confidential treatment order), the other party hereto will be entitled to disclose such term without liability hereunder.

         9. SURVIVAL OF COVENANTS. Notwithstanding anything herein to the contrary, upon termination of the Term of Consulting for any reason (other than a payment default by the Company under Sections 1(b) or 3(a) hereof, which payment default continues for more than five days after the Company receives notice of such default from the Consultant (in accordance with the terms hereof) unless the Company's failure to make payment is as a result of a Breach) the provisions of Sections 8 and 9 of this Consulting Agreement will remain in full force and effect, and will be binding on and enforceable against the Consultant and the Company as though such termination had not occurred. The Consultant acknowledges that his agreement to the survival of the terms and conditions of Sections 8 and 9 of this Consulting Agreement constitutes a material inducement to the Company to enter into this Consulting Agreement. The Consultant expressly agrees and understands that the remedy at law for any breach by him of Sections 8 or 9 will be inadequate and that the damages flowing from such breach are not readily susceptible to being


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measured in monetary terms. Accordingly, it is acknowledged that upon adequate proof of the Consultant's violation of any legally enforceable provision of Sections 8 or 9, the Company will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in Sections 8 and 9 will be deemed to limit the Company's remedies at law or in equity for any breach by the Consultant of any of the provisions of Sections 8 or 9 which may be pursued or availed of by the Company.

         10. THE CONSULTANT'S REPRESENTATIONS. The Consultant represents and warrants to and with the Company that the Consultant is not bound by or subject to, and that he has not entered into, any covenants, agreements or restrictions which would be breached or violated by the Consultant's execution of this Consulting Agreement or by the Consultant's performance of his duties hereunder. The Consultant further represents and warrants to and with the Company that, as of the date hereof, he has not breached or violated any representation, warranty, covenant or agreement set forth in this Consulting Agreement, and as of the date hereof there does not exist any breach or violation of any representation, warranty, covenant or agreement set forth in this Consulting Agreement. The Consultant further represents and warrants to and with the Company that, as of the date hereof, he has delivered to the Company all documents, letters, notices, agreements, correspondence and similar instruments received by the Consultant in his capacity as an officer, director or employee of the Company during his employment by the Company, which were not left in the Company's office by the Consultant on October 19, 1999 and are no longer in the Consultant's control.

         11. MISCELLANEOUS. This Agreement will be binding on and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives. No amendment, modification, or waiver of any provision of this Agreement, nor consent to any departure by the Consultant therefrom, will be effective unless the same will be in writing and signed by the Company. This Agreement will be governed by and construed in accordance with the laws of the State of Ohio. Any notices or other communications required or permitted under this Agreement will be deemed to have been effectively given and made if in writing and if served either by personal delivery or facsimile transmission to the party for whom it is intended or by being deposited postage prepaid, in the first class United States mail, certified or registered mail, return receipt requested, addressed as follows:

If to the Company:                           If to the Consultant:
         International Total Services, Inc.       Robert A. Weitzel
         Crown Centre                             7450 Main Street
         5005 Rockside Road                       Gates Mills, OH 44040
         Independence, OH 44131                   Telephone No. (440) 423-7751
         Attention: Board of Directors            Facsimile No. (440) 423-1253
         Telephone No: (216) 642-4522
         Facsimile No: (216) 642-4539

         12. ATTORNEY FOR THE CONSULTANT. The Consultant acknowledges that the Consultant has retained such separate and independent legal counsel and advice as the Consultant deems


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appropriate to advise the Consultant in connection with the execution and delivery of this Agreement, that the Consultant is not relying on legal counsel to the Company in this regard, and that the Consultant understands the terms and conditions hereof which have been reviewed with the Consultant and explained by such separate and independent legal counsel as the Consultant deems appropriate.




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         13. CONSENT TO JURISDICTION AND FORUM. The Consultant expressly and irrevocably agrees that the Company may bring any action, whether at law or in equity, arising out of or based upon this Agreement or the Consultant's consulting with the Company in the State of Ohio or in any federal court therein. The Consultant irrevocably consents to personal jurisdiction in such court and to accept service of process in accordance with the provisions of the laws of the State of Ohio.

         14. MULTIPLE COUNTERPARTS. This Agreement may be signed in multiple counterparts (including by facsimile transmission), all of which taken together will constitute an original agreement. The execution by one party of any counterpart will be sufficient execution by that party, whether or not the same counterpart has been executed by any other party.

         15. SEVERABILITY. If any paragraph, subparagraph or provision of this Agreement is found for any reason whatsoever to be invalid or inoperative, that paragraph, subparagraph or provision shall be deemed severable and shall not affect the force and validity of any other provision of this Agreement. If any paragraph, subparagraph or provision of this Agreement is determined by a court or arbitrator to be invalid or inoperative, the parties agree and it is their desire that such court shall substitute a reasonable judicially enforceable provision in place of the invalid or inoperative provision and that as so modified the provision shall be as fully enforceable as if set forth herein by the parties themselves in the modified form.

         IN WITNESS WHEREOF, the parties have executed or caused to be executed this Consulting Agreement on the date first above written.

                                      THE CONSULTANT


                                      /s/ Robert A. Weitzel
                                      ---------------------
                                      Robert A. Weitzel



                                      INTERNATIONAL TOTAL SERVICES, INC.


                                      By: /s/ H. Jeffrey Schwartz
                                      ---------------------------
                                      Its Co-Chairman of the Board if Directors